EXHIBIT 99.1

Press Release                                  Source: eLEC Communications Corp.

eLEC Communications Secures $2 Million Financing with Laurus Funds Wednesday February 9, 3:55 pm ET

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Feb. 9, 2005--eLEC Communications Corp. (OTCBB:ELEC - News), a CLEC and integrated packet communications service provider, today announced that it has received gross proceeds of $2 million from the sale of its secured convertible note to Laurus Master Fund, Ltd. ("Laurus Funds"). The proceeds of the sale will be used primarily to support the growth of the Company.

Under the terms of the financing, the note is payable in cash or convertible into shares of eLEC's common stock at a conversion price of $0.63 per share. The note bears interest at a rate equal to the Wall Street Journal Prime Rate plus 3%, subject to adjustment downward under circumstances related to the trading value of eLEC's stock. eLEC will file a Current Report on Form 8-K to disseminate more detailed terms of the transaction.

"This financing is a significant step in growing our UNE-P and Voice over Internet Protocol (VoIP) business," said Paul Riss, eLEC's CEO. "We successfully built a UNE-P business and created our own VoIP technology through our wholly owned subsidiary, VoX Communications. We are proud to say that we have obtained financing at a fixed conversion price that is based on our current market value, which has recently hit a 52-week high, and that the majority of the proceeds of this financing is for new customer acquisitions. We believe we have the people, the back-office systems and a business model that works. We now have the financial resources to enable us to accelerate our growth and capture market share."

About eLEC Communications

eLEC Communications Corp., headquartered in White Plains, NY, is a publicly traded local telecommunications company that is taking advantage of the convergence of the technological and regulatory developments in the Internet and telecommunications markets. eLEC provides an integrated suite of communications services to business and residential customers, including local, long distance, dedicated access, and VoIP. For more information, visit www.elec.net.

About VoX Communications

Based in Celebration, FL, VoX Communications is a wholly-owned subsidiary of eLEC Communications Corp. VoX provides enhanced Voice over IP (VoIP) telephone service to small business and residential customers who have a high-speed broadband Internet connection. VoX's VoIP service is a feature-rich, low-cost and high-quality alternative to traditional landline phone service. For more information, visit www.myvox.net.

This release contains forward-looking statements that involve risks and uncertainties. eLEC's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC's Annual Report on Form 10-KSB for the year ended November 30, 2003, eLEC's Quarterly Report on Form 10-QSB for the quarters ended February 29, 2004, May 31, 2004 and August 31, 2004 and any subsequent SEC filings.

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Contact:
     HighTech PR
     Tammy Snook, 407-667-9355
     tammysnook@hightechpr.net
     -------------------------
     or
     Terry May, 904-387-3899
     terrymay@hightechpr.net
     -----------------------

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Source: eLEC Communications Corp.